      As filed with the Securities and Exchange Commission on October ___, 1996
                                                    Registration No. 333-______


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549
                              --------------------------

                                       FORM S-3
                                REGISTRATION STATEMENT
                                        UNDER
                              THE SECURITIES ACT OF 1933
                              --------------------------

                         CHILDREN'S BROADCASTING CORPORATION


             (Exact name of registrant as specified in its charter)
         MINNESOTA                     5961                   41-1663712
(State or other Jurisdiction    (Primary Standard          (I.R.S. Employer
   of Incorporation or       Industrial Classification   Identification Number)
     Organization)                  Code Number)


                                724 FIRST STREET NORTH
                            MINNEAPOLIS, MINNESOTA  55401
                                    (612) 338-3300

               (Address and telephone number, including area code, of
                      registrant's principal executive offices)

                            CHRISTOPHER T. DAHL, PRESIDENT
                         CHILDREN'S BROADCASTING CORPORATION
                                724 FIRST STREET NORTH
                            MINNEAPOLIS, MINNESOTA  55401
                                    (612) 338-3300

              (Name, address, including zip code, and telephone number,
                      including area code, of agent for service)

                                   COPIES TO:

          AVRON L. GORDON, ESQ.                   LANCE W. RILEY, ESQ.
         BRIGGS AND MORGAN, P.A.                 CHILDREN'S BROADCASTING
             2400 IDS CENTER                           CORPORATION
     MINNEAPOLIS, MINNESOTA 55402                724 FIRST STREET NORTH
            (612) 334-8455                    MINNEAPOLIS, MINNESOTA  55401
                                                    (612) 330-9521

                                   ---------------
           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                                   ---------------
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: /x/

    If the registrant elects to deliver its latest annual report to security holders, or a complete and legible facsimile thereof, pursuant to Item 11(a)(1) of this Form, check the following box: / /

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If this form is a post effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: / /


                                         CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------
                                                             PROPOSED MAXIMUM     PROPOSED MAXIMUM
         TITLE OF EACH CLASS OF            AMOUNT TO BE     OFFERING PRICE PER   AGGREGATE OFFERING         AMOUNT OF
       SECURITIES TO BE REGISTERED          REGISTERED           SHARE(1)             PRICE(1)           REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------
COMMON STOCK ($.02 PAR VALUE) . . . .        1,125,580             $5.25             $5,909,295               $2,038
----------------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c)
                              --------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there by any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                     SUBJECT TO COMPLETION, DATED OCTOBER__, 1996
PROSPECTUS
--------------------------------------------------------------------------------
                                   1,125,580 SHARES
                         CHILDREN'S BROADCASTING CORPORATION
                                     COMMON STOCK
--------------------------------------------------------------------------------

     This Prospectus relates to 1,125,580 shares of Common Stock (the "Shares"), par value $.02 per share (the "Common Stock), of Children's Broadcasting Corporation (the "Company") that may be offered for sale for the account of certain shareholders of the Company as stated herein under the heading "Selling Shareholders." No period of time has been fixed within which the Shares may be offered or sold. The Company's Common Stock is traded on the Nasdaq National Market under the symbol "AAHS." On September 30, 1996, the average of the high and low prices of the Common Stock on the Nasdaq National Market was $5.1875 per share.

     The Selling Shareholders have advised the Company that sales of the Shares by them, or by their pledgees, donees, transferees or other successors in interest, may be made from time to time in the over-the-counter market, through negotiated transactions or otherwise at market prices prevailing at the time of sale or at negotiated prices. The Shares may be sold by one or more of the following methods: (a) a block trade in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; and (c) ordinary brokerage transactions and transactions in which the broker solicits purchasers. Sales may be made pursuant to this Prospectus to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the Selling Shareholders or the purchasers of Common Stock for whom such broker-dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). One or more supplemental prospectuses will be filed pursuant to Rule 424 under the Securities Act of 1933, as amended (the "Securities Act") to describe any material arrangements for the sales of the Shares when such arrangements are entered into by any of the Selling Shareholders and any other broker-dealers that participate in the sale of the Shares.

     The Selling Shareholders and any broker-dealers or other persons acting on their behalf in connection with the sale of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them and any profit realized by them on the resale of the Shares as principals may be deemed to be underwriting commissions under the Securities Act. As of the date hereof, there are no special selling arrangements between any broker-dealer or other person and any Selling Shareholder.

     The Company will not receive any part of the proceeds of any sales of Shares pursuant to this Prospectus. Pursuant to the terms of registration rights granted to the Selling Shareholders, the Company will pay all the expenses of registering the shares, except for selling expenses incurred by the Selling Shareholders in connection with this offering, including any fees and commissions payable to broker-dealers or other persons, which will be borne by the Selling Shareholders. In addition, such registration rights provide for certain other usual and customary terms, including indemnification by the Company of the Selling Shareholders against certain liabilities arising under the Securities Act.

     THE SHARES INVOLVE CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 7 OF THIS PROSPECTUS.
                                   ----------------

                THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED
                   BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY
              STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY
                 STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                                   ----------------

               THE DATE OF THIS PROSPECTUS IS _________________, 1996.

                                AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company pursuant to the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission maintains a Web site that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. In addition, the Company's Common Stock is quoted on the NASDAQ National Market System. Reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

     The Company has filed with the Commission a registration statement on Form S-3 under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus does not contain all of the information, exhibits and undertakings set forth in the Registration Statement, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement which may be inspected and copied in the manner and at the sources described above.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents previously filed by the Company with the Commission pursuant to the Exchange Act are incorporated into this Prospectus by reference:

     (a) The Company's Annual Report on Form 10-KSB for the year ended December 31, 1995 (File No. 0-21534) filed on March 28, 1996.

     (b) The Company's Quarterly Reports on Form 10-QSB for the fiscal quarters ended March 31, 1996 and June 30, 1996 (File No. 0-21534) filed on
          May 3, 1996 and August 12, 1996, respectively, and amended by Form 10-QSB/A for the fiscal quarter ended June 30, 1996 (File No. 0-21534) filed on October 17, 1996.

     (c) The description of the Company's Common Stock contained in its Registration Statement on Form S-2 (No. 33-80721) as filed with the Commission on December 21, 1995 and amended by Amendment Nos. 1, 2, 3 and 4 filed on February 1, February 20, February 27 and February 28, 1996, respectively.

     (d) The Company's 8-K Report filed on January 16, 1996 (File No. 0-21534), relating to the bridge loans from Special Situations Fund III, L.P. and Special Situations Cayman Fund, L.P.

     (e) The Company's 8-K Report filed on June 19, 1996 (File No. 0-21534), relating to acquisition of Radio Elizabeth, Inc.

     (f) The Company's 8-K/A Report filed on June 21, 1996 (File No. 0-21534), relating to acquisition of Radio Elizabeth, Inc.

     (g) The Company's 8-K Report filed on June 18, 1996 (File No. 0-21534), relating to acquisition of the assets of Radio Station WCAR-AM.

     (h) The Company's 8-K/A Report filed on June 21, 1996 (File No. 0-21534), relating to acquisition of the assets of Radio Station WCAR-AM.

     (i) The Company's 8-K Report filed on July 3, 1996 (File No. 0-21534), relating to changes in the Company's certifying accountant.

     (j) The Company's 8-K Report filed on July 8, 1996 (File No. 0-21534), relating to the safe harbor for forward-looking statements.

     (k) The Company's 8-K Report filed on July 30, 1996 (File No. 0-21534), relating to ABC Radio Networks' termination of its joint operations agreement with the Company.

     (l) The Company's 8-K Report filed on July 31, 1996 (File No. 0-21534), relating to the Company's engagement of Southcoast Capital Corporation.

     (m) The Company's 8-K Report filed on October 3, 1996 (File No. 0-21534), relating to the Company filing a lawsuit in United States District Court for the District of Minnesota against The Walt Disney Company and ABC Radio Networks, Inc.

     (n)  The Company's 8-K Report filed on October 17, 1996 (File No.
          0-21534), relating to the Company filing Form 10-QSB/A regarding the write-off of a deferred warrant expense resulting from the termination by ABC RAdio Networks, Inc. of its joint operating agreement with the Company.

     (o) The Company's Definitive Schedule 14A (Proxy Statement) filed on August 26, 1996 (File No. 0-21534), relating to the Company's Annual Meeting of Shareholders scheduled for September 30, 1996.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering hereunder shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents.


     Any statement contained herein or in a document all or any portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide, without charge, to each person to whom this Prospectus is delivered, upon written or oral request of any such person, a copy of any or all of the foregoing documents (other than exhibits to such documents which are not specifically incorporated by reference in such documents).
Written requests for such copies should be directed to the Company at 724 First Street North, Minneapolis, Minnesota 55401, Attention: Chief Financial Officer. Telephone requests may be directed to the office of the Chief Financial Officer of the Company at (612) 338-3300.

                                  PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED BY THE MORE DETAILED INFORMATION AND CONSOLIDATED FINANCIAL STATEMENTS APPEARING ELSEWHERE OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS GIVES EFFECT TO A ONE-FOR-TWO REVERSE STOCK SPLIT WITH RESPECT TO THE COMMON STOCK EFFECTED ON JANUARY 23, 1996.

     THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES. PURCHASERS OF THE COMPANY'S COMMON STOCK ARE CAUTIONED THAT THE COMPANY'S ACTUAL RESULTS MAY DIFFER SIGNIFICANTLY FROM THE RESULTS DISCUSSED IN THE FORWARD-LOOKING STATEMENTS. FACTORS THAT COULD CAUSE OR CONTRIBUTE TO SUCH DIFFERENCES INCLUDE THOSE FACTORS DISCUSSED HEREIN UNDER "RISK FACTORS" AND ELSEWHERE IN THE PROSPECTUS, INCLUDING THE COMPANY'S FORM 8-K REPORT FILED JULY 8, 1996, RELATING TO THE SAFE HARBOR FOR FORWARD-LOOKING STATEMENTS.

                                     THE COMPANY

     Children's Broadcasting Corporation is the only full-time national broadcaster of children's radio programming in the United States. The Company develops, produces and distributes programming that is entertaining and informative, and directed to the interests and radio listening patterns of pre-teenage children and their families. The Company's Radio AAHS-Registered Trademark-(*) format provides 24-hour programming featuring music, stories, call-in segments, quizzes and current events features. The programming varies by time of day in order to attract that component of its prospective audience most likely to be listening. The programming originates at the Company's flagship station, WWTC in Minneapolis, Minnesota and is distributed via satellite to a network of radio stations around the country, which includes stations owned or operated by the Company as well as affiliated stations owned by third parties.

     The Company's strategy is to acquire radio stations in the top 15 markets, thereby securing the network's presence and continuity in those key markets. Pursuant to that strategy, the Company has acquired stations serving the New York City, Los Angeles, Dallas, Detroit and Philadelphia markets and entered into a purchase agreement on September 11, 1996, to acquire radio station WAUR-AM in the Chicago market. During the nine months ended September 30, 1996, the Company has acquired or contracted to acquire radio stations covering the New York City, Detroit, Philadelphia and Chicago markets. Assuming completion of the pending acquisition of a radio station serving the Chicago market and commencement of broadcasting under the signed affiliation agreements, the Company will distribute its programming to markets representing approximately 40% of the United States' population and will have a presence in the top four markets and seven of the top ten markets in the United States.

     On July 26, 1996, the Company engaged Southcoast Capital Corporation ("Southcoast") to explore strategic alternatives to enhance shareholder value. Southcoast has and continues to hold discussions with various potential strategic partners with a view toward entering into a joint venture, sale or merger. There can be no assurance that the Company will be successful in completing any transaction with a prospective strategic partner.

     The Company seeks to attract listeners and advertisers to the Radio AAHS programming format by continually refining its content and expanding the distribution network. Elements of this strategy include (i) attracting a loyal listenership by maintaining high quality, distinctive programming directed to its target audience, (ii) reinforcing this loyalty by creating a brand identity through the creation of characters which are integrated into its programming,
(iii) delivering this listenership base to national advertisers by expanding its radio network to obtain a critical mass of U.S. population coverage, and (iv) making opportunistic acquisitions of radio stations in key markets.

(*)   Radio AAHS is the registered Trademark of Children's Broadcasting
     Corporation.

     The Company derives its revenue primarily from the sale of local and network time to advertisers. The Company believes that as its coverage of the U.S. continues to expand, it will be able to sell national advertising time in greater quantities and at significantly higher rates with no significant additional operating costs. To a large extent, the Company is already incurring the production, operating and administrative costs necessary to broadcast the network to the entire U.S. Incremental costs as the network continues to expand are expected to be minimal, excluding the costs of any station acquisitions or local marketing agreements ("LMAs") which the Company may complete or enter into.

     Radio AAHS is a music-driven format which was developed and is produced for pre-teens. In addition to this primary target market, the format has also been strategically designed to appeal to parents and care givers. This is accomplished through a blend of music, stories, call-in segments, interactive quiz features, interviews and current events. Approximately two-thirds of Radio AAHS programming consists of music which is a combination of children's music and a mix of popular, classical, folk, jazz and other genres of music, including adult-tested current hits and "oldies" which have also tested well with kids. Conversely, kids' music is also tested with adults. Research conducted by the Company, including focus groups and analysis of listener feedback, has shown that having music as the core element of its programming is the best way to attract and retain its target audience. The Company develops and continually conducts focus groups and written and telephonic surveys in order to enhance its understanding of its target audience and ensure that its programming is meeting the demands of both kids and their parents. Management believes that non-musical programming is appealing as well and contributes to the "personality" of the format and to its differentiation from competing formats.

     Prior to the Company's development of the Radio AAHS format, there were not any full-time radio formats which targeted the pre-teen market. It is estimated that over $1.0 billion in advertising dollars is directed toward children annually, yet only a small percentage of these advertising dollars are currently spent on radio. The Company believes that advertisers trying to reach children have not utilized radio due to the lack of children's programming on the radio. By providing quality programming which is appealing to both pre-teens and their parents and by pursuing vigorous sales and marketing efforts, the Company believes it will be able to attract an increasing portion of the annual advertising dollars aimed at this previously underserved market segment.

     The Company believes that developing a well-recognized brand identity will enhance its network's visibility and create opportunities for the Company to expand beyond the scope of its broadcast operations. The Company has created characters within its programming, including AAHSIE-TM-, the Company's animated mascot, which it has integrated into its merchandising and Internet enterprises. The characters play roles within the programming and also interact with listeners through telephone call-ins. The Company has developed and intends to continue to develop strategic relationships to assist it in its brand development efforts, and to allow the Company to exploit business opportunities without detracting from management's focus upon the Company's core business. Pursuant to this strategy, the Company recently entered into three year agreements with NetRadio Network, Inc. ("NetRadio") and Precision Tapes, Inc. which will expand the Company's interactive Internet presence and give Radio AAHS programming Internet distribution worldwide. The Company distributes the full 24-hour Radio AAHS format over the Internet pursuant to an agreement with NetRadio. The Web site at which this format can be heard is www.netradio.net.

     In November 1995, the Company entered into a Joint Operations Agreement (the "Operations Agreement") with ABC Radio Networks, Inc. ("ABC") pursuant to which ABC's affiliate development and national advertising sales staffs would augment the Company's efforts to market the Radio AAHS format to broadcasters and advertisers. The parties operated under the Operations Agreement until July 25, 1996, when ABC notified the Company that ABC would terminate such agreement effective October 24, 1996. At the time of such notice, ABC also indicated its intent to pursue other opportunities in children's radio. On September 26, 1996, the Company filed a lawsuit in the United States District Court for the District of Minnesota against The Walt Disney Company, which recently acquired Cap Cities/ABC, parent company of ABC, and ABC for injunctive relief and to recover damages for their alleged attempts to misappropriate the Company's confidential information and trade secrets acquired through their strategic relationship with the Company in order to unfairly compete with the Company in the children's radio market. See "Risk Factors - Disney/ABC Litigation."

     The Company was incorporated under the Minnesota Business Corporation Act on February 7, 1990. All references to the Company herein include its subsidiaries, unless otherwise noted. The Company's executive office is located at 724 First Street North, Minneapolis, Minnesota 55401, and its telephone number is (612) 338-3300. Its World Wide Web site is www.radio-aahs.com.

                                     RISK FACTORS

     AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING RISK FACTORS, IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, IN CONNECTION WITH AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY.

     WHEN USED BELOW AND ELSEWHERE IN THIS PROSPECTUS, INCLUDING DOCUMENTS INCORPORATED HEREIN BY REFERENCE, THE WORDS "BELIEVES," "ANTICIPATES," "WILL" AND "INTENDS" AND SIMILAR EXPRESSIONS ARE INTENDED TO IDENTIFY FORWARD-LOOKING STATEMENTS. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PROJECTED. POTENTIAL PURCHASERS OF THE COMPANY'S COMMON STOCK ARE CAUTIONED NOT TO PLACE UNDUE RELIANCE ON SUCH FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS OF THE DATE HEREOF.

     COMPANY DEVELOPMENT; HISTORY OF OPERATING LOSSES. The Company is continuing to develop its radio network and is generally subject to the risks attendant to a new or emerging business venture. The Company has incurred net losses since its inception in 1990 and has not generated positive cash flow sufficient to fund its ongoing operations. For the three years ended December 31, 1993, 1994, 1995 and the six months ended June 30, 1996, the Company incurred net losses of $3,247,000, $4,519,000, $6,108,000 and $5,245,000 respectively, and anticipates that it will continue to operate at a loss from operations for the remainder of 1996. Due to such losses, and because the Company has not generated positive cash flow from operations, the Company has had frequent working capital shortages. Working capital requirements have been met by short-term borrowings from investors, including affiliates of the Company, and from the proceeds of public offerings of the Company's Common Stock. The Company is seeking sources of financing for its working capital needs and for acquisitions, although it has no current commitments for such financing. Such arrangements could include the leveraging of Company's radio station properties under agreements with asset-based lenders. If the Company should be unable to obtain working capital when required, its operations and prospects would be materially and adversely affected.

     THIRD QUARTER OPERATING RESULTS; CAPITAL REQUIREMENTS. The Company has not yet completed preparation of its financial statements as of and for the nine months ended September 30, 1996; however, the Company's anticipated results of operations for the third quarter of 1996 include projected revenues of approximately $1,400,000 and a net loss of approximately $1,600,000. The Company's liquidity, as measured by its working capital, is projected to be approximately $500,000 at the end of the third quarter. The Company paid off $1,268,000 of short term debt during the third quarter and used $820,000 cash to purchase its Philadelphia radio station property.

     The Company has signed a purchase agreement to acquire a radio station in the Chicago market in January 1997. This acquisition will require approximately $2,000,000 of capital at the time of closing. The Company is seeking additional capital to complete this acquisition as well as to fund additional potential acquisitions and its working capital requirements through the end of 1996 and for 1997. While the Company does own several radio properties with relatively little debt on its balance sheet, no assurance can be given that the required financing will be available, or if available, that the same will be on terms acceptable to the Company.

     RISKS RELATED TO ACQUISITION OF RADIO ELIZABETH. On June 4, 1996, the Company acquired all of the issued and outstanding stock of Radio Elizabeth, Inc. ("REI"), which holds a Federal Communications Commission ("FCC") license for WJDM-AM Radio Station licensed to Elizabeth, New Jersey on the 1530 kHz frequency. REI, in addition to its license for operation on 1530 kHz, presently has issued to it a special temporary authorization ("STA") for operation on 1660 kHz at 10 kw power, which provides coverage of a significant portion of the New York City market. WJDM has been broadcasting the Company's Radio AAHS programming in the nation's largest city radio market since February 1, 1996, over its 1660 kHz frequency. The STA frequency is located in a portion of the spectrum referred to as the expanded band ("Expanded Band") recently allocated by the FCC and assigned to certain AM broadcasters in order to implement Congressional policy. REI and other Expanded Band licensees are expected to be allowed to operate on both their original frequencies and the Expanded Band frequencies for a period of five years, after which time the licensee must elect which frequency on which it will continue broadcasting. There can be no assurance that REI will ever receive a permanent license to an Expanded Band frequency, and failure to obtain such a license would leave the Company broadcasting from only the existing licensed frequency, which at 1 kw power does not cover the New York City market, thereby resulting in a substantial diminution of the value of the Company's investment in REI. Most radio receivers produced prior to 1990 cannot receive Expanded Band frequencies.

     DISNEY/ABC LITIGATION. Following the termination by ABC of the Operations Agreement, the Company filed a lawsuit in the United States District Court for the District of Minnesota against The Walt Disney Company and ABC for injunctive relief and to recover damages for their alleged attempts to misappropriate the Company's confidential information and trade secrets acquired through their strategic relationship with the Company in order to unfairly compete with the Company in the children's radio market. As a result of the termination by ABC of its Operations Agreement with the Company, the Company has had to rebuild its own affiliate development and national advertising sales staff and is in the process of rebuilding that capability. Further, there can be no assurance that the Company will prevail in the Disney/ABC litigation or recover any of the damages sought. Such litigation is costly to the Company and may require the expenditure of Company funds reducing its working capital or cause the Company to issue securities to finance the litigation which would result in dilution to the Company's present shareholders.

     VOLATILITY OF MARKET PRICE OF COMMON STOCK. The market price of the Company's Common Stock has been subject to significant fluctuations in response to numerous factors, including variations in the annual or quarterly financial results of the Company or its competitors, changes by financial research analysts in their estimates of the earnings of the Company or its competitors, conditions in the economy in general or in the radio industry in particular, unfavorable publicity or changes in applicable laws and regulations (or judicial or administrative interpretations thereof) affecting the Company or the radio industry. There can be no assurance that purchasers of the Shares can sell the Shares at or above the prices at which they were purchased.

     ADDITIONAL FINANCING REQUIREMENTS. Part of the Company's strategy for development and expansion of its network includes acquiring and/or operating radio properties in key U.S. markets. There can be no assurance that the Company will be able to complete suitable acquisitions on terms favorable or acceptable to the Company. In the event the Company purchases additional stations, the Company will require additional financing. Additional financing will be required to fund future operations and the expansion of its radio network, including the acquisition of a radio station in the Chicago market, WAUR-AM. There can be no assurance that such additional financing will be available to the Company when required, or if available, that it would be on terms acceptable or favorable to the Company. Additional financing could require the sale of equity securities, which could result in significant dilution to the Company's shareholders.

     ACCEPTANCE OF RADIO FORMAT. The Company produces and distributes a unique 24-hour children's radio format. There can be no assurance that the Company's programming will gain acceptance by listeners and advertisers. In addition, the Company's primary target audience is not rated by a recognized rating service. Such ratings are generally used by potential advertisers in making advertising decisions. The Company is working with ratings services to attempt to develop such ratings for the pre-teen market. However, there can be no assurance that such ratings can be developed or that the Company will be able to attract additional national advertisers.

     IMPACT OF SALE OF SHARES; SHARES ELIGIBLE FOR FUTURE SALE. The Company had approximately 5.6 million shares of Common Stock outstanding as of September 30, 1996 and had warrants and options to purchase additional Common Stock outstanding totaling approximately 2.6 million common shares exercisable at prices ranging from $2.20 to $13.80 per share. On July 11, 1996, the Commission declared effective the Company's Registration Statement on Form S-3 which registered for a secondary offering 1.6 million common shares. The sale of the Shares and the sale of additional Common Stock which may become eligible for sale in the public market from time to time upon exercise of warrants and stock options could have the effect of depressing the market prices for the Company's Common Stock.

     DEVELOPMENT OF NATIONAL RADIO NETWORK. Since late 1992, the Company has been developing a network of affiliated and owned or operated radio stations to carry its satellite-transmitted programming to domestic radio markets. The Company's affiliation agreements have terms varying from one to three years. There can be no assurance that the Company will be able to retain existing affiliates or attract additional affiliates. Since the inception of the network a total of 10 former affiliate stations have discontinued their affiliation. In cases where the Company deems it appropriate, the Company intends to seek alternate affiliates by entering into affiliation agreements or LMAs, through which third-party owned stations broker broadcast time to the Company, or by acquiring stations in key markets. In addition, the Company could encounter substantial delays, expenses or other unforeseen difficulties in establishing its network. The Company also risks the potential loss of strategic alliances which it has developed in connection with its strategy to develop the Company's brand, to assist in growth of the Company's network and to pursue ancillary business opportunities. Furthermore, the signal of the Company's affiliates and of its owned and operated stations may not cover households in certain portions of the markets in which such stations broadcast. In addition, the Company's management has limited experience in the development or operation of a national radio network.

     The success and viability of the Company's network will depend upon its ability to generate substantial revenue from network advertisers. For the year ended December 31, 1995 and for the six months ended June 30, 1996, the Company's network, which is in a development phase, generated $1,059,000 and $607,000 in revenue, respectively. For the years ended December 31, 1993, 1994 and 1995 and for the six months ended June 30, 1996, approximately 45%, 51%, 42% and 42% respectively, of the Company's revenue was derived from its radio stations which do not carry the Radio AAHS format: KTEK-AM, Houston, Texas, KCNW-AM, Kansas City, Kansas, WZER-AM, Milwaukee, Wisconsin and KYCR-AM, Minneapolis, Minnesota. For each of the years in the three year period ended December 31, 1995 and for the six months ended June 30, 1996, the Company derived approximately 13%, 16%, 13% and 13% respectively, of its revenue from KTEK-AM; approximately 10%, 11%, 9% and 10% respectively, of its revenue from KCNW-AM; approximately 11%, 12% 11% and 9% respectively, of its revenue from WZER-AM; and approximately 11%, 12%, 9% and 10% respectively, of its revenue from KYCR-AM. If the Company converts any of these stations to the Radio AAHS format, its revenue may be negatively affected until a new advertising base is developed for the Radio AAHS format in those markets. No assurance can be given that the Company will be able to acquire additional stations in major markets or to increase the number of network affiliates to a level which would enable it to increase network advertising, even if desired additional acquisitions are made or affiliate relationships are created, or that the Company will be able to generate sufficient advertising revenue to operate profitably in the future.

     RELIANCE ON CURRENT MANAGEMENT. The Company is dependent on the management services of its current management team. If the Company were to lose the services of these individuals, its business could be adversely affected. None of the members of the Company's current senior management team, except Barbara
A. McMahon, is subject to employment contracts with the Company. The Company does not maintain insurance on the lives of its key employees.

     POTENTIAL CONFLICTS OF INTEREST. The Company leases broadcast and office facilities from its President, Christopher T. Dahl, and another director, Richard W. Perkins, and the WWTC and KYCR radio transmission tower site from Mr. Dahl. The Company also shares with Community Airwaves Corporation ("CAC"), a corporation owned by the Company's President, Christopher T. Dahl, a director, Richard W. Perkins, and a shareholder, Russell Cowles II, certain management services which are provided by another entity, Radio Management Corporation ("RMC"), owned by Messrs. Dahl, Perkins and Cowles. The management services consist of administrative, legal and accounting services. Such arrangements involve potential conflicts of interest in connection with the pricing of services provided. In addition, CAC may acquire interests in additional stations. Such ownership would, under current FCC regulations, limit the number of additional radio stations which the Company may acquire. In addition, the Company has entered into an agreement with CAC whereby the Company is required to obtain the consent of CAC for any acquisition of an FM station or of an AM station located outside the largest 125 U.S. markets. Such agreement may result in conflicts of interest with members of the Company's management and could be detrimental to the Company.

     COMPETITION. The Company currently derives the majority of its revenue from the sale of local radio advertising time on its owned and operated stations to advertisers in their respective metropolitan markets and faces substantial competition from other radio and television stations as well as other media in those markets. Factors contributing to the Company's ability to attract local advertisers include the success of a station in attracting listeners and the perceived quality of the Company's programming, There can be no assurance that the Company can successfully compete for listeners and advertising revenues with other radio and television networks and other entertainment organizations. The Company may also experience competition from developing technologies in the radio industry.

     In addition to the Company's current competition for local advertising, the Company also competes for network advertising. Other entertainment organizations, including but not limited to radio syndicators and radio stations, many of which have greater resources than the Company, could develop a children's radio format similar to Radio AAHS. The Walt Disney Company, which recently acquired CapCities/ABC, parent company of ABC Radio Networks, Inc. has announced its intention to test its own children's radio programming in certain markets to be announced, thereby entering into direct competition with the Company. Although radio stations must be licensed by the FCC, there are no significant impediments to the entry of new competitors into the Company's markets. While the Company continues to seek protection for its original programming, where appropriate, under applicable copyright and trademark laws, the Radio AAHS format could be imitated by others seeking to enter the children's radio field.

     FCC REGULATION. Although the radio broadcast licenses of the stations owned by the Company are already granted, their continuation and the continued licensing of any radio station acquired by the Company depend upon compliance with the laws, rules and regulations of the FCC. The FCC can revoke licenses for serious misconduct, subject to the right to an evidentiary hearing, or it may fail to renew a license or impose monetary fines for breach of its rules. Neither the Company nor CAC has ever been denied any FCC license or renewal, or had a fine imposed by the FCC. In recent years, a number of competing applications and formal and informal objections have been filed with respect to broadcast renewal applications. Even though the vast majority of all license renewal applications are granted, and under the Telecommunication Act of 1996 (the "1996 Act") competing applications in license renewal proceedings are no longer allowed, there can be no assurance that renewal of the Company's licenses will be granted. Furthermore, approvals are required for the transfer of ownership. Three directors and attributable shareholders of the Company have interests in AM and FM radio stations unrelated to the Company. Under current FCC regulations, these interests are attributed to the Company and may limit the markets in which the Company can acquire stations. The 1996 Act eliminated the limit upon the number of stations that can be under common ownership or control nationally. Local ownership was substantially relaxed according to market size. See "Risk Factors -- Risks Related to Acquisition of Radio Elizabeth."

     ANTI-TAKEOVER PROVISIONS. The Board of Directors, without any action by the Company's shareholders, has the authority to issue the remaining undesignated and unissued authorized shares and to fix the powers, preferences, rights and limitations of such shares or any class or series thereof, without shareholder approval. Persons acquiring such shares could have preferential rights with respect to voting, liquidation, dissolution or dividends over existing shareholders. The Company is subject to certain provisions of the Minnesota Business Corporation Act which limit the voting rights of shares acquired in "control share acquisitions" and restrict certain "business combinations." Such provisions, as well as the ability to issue undesignated shares, could have the effect of deterring or delaying a takeover or other change in control of the Company, deny shareholders the receipt of a premium on their Common Stock and depress the market price of the Company's Common Stock.

     CONTROL BY PRINCIPAL SHAREHOLDERS. Approximately 34% of the Company's outstanding Common Stock is beneficially owned by the Company's current officers and directors. Accordingly, such persons may be able to significantly influence the Company's business and affairs. This concentration of ownership may have the effect of delaying, deferring or preventing a change in control of the Company.

     NO ASSURANCE AS TO LIQUIDITY ON THE NASDAQ NATIONAL MARKET. The Common Stock is currently listed on the Nasdaq National Market. There can be no assurance that the Common Stock will be actively traded on such market or that, if active trading does develop, it will be sustained.

     ABSENCE OF DIVIDENDS. The Company has not paid any cash dividends since its inception and does not anticipate paying cash dividends in the foreseeable future. The Company presently expects to retain its earnings to finance the development and expansion of its business. The declaration or payment by the Company of dividends, if any, on its Common Stock in the future is subject to the discretion of the Board of Directors and will depend on the Company's earnings, financial condition, capital requirements and other relevant factors. The Company issued 290,213 shares of convertible preferred stock in connection with its merger with a California corporation, licensee of radio station KPLS-AM, Orange, California. The convertible preferred stock ranks senior to Common Stock and all other series of preferred stock as to payment of dividends and as to distribution of assets upon liquidation, dissolution or winding up of the Company, voluntary or involuntary.

                                 SELLING SHAREHOLDERS

     The following table sets forth, as of September 30, 1996, the name of each Selling Shareholder, certain beneficial ownership information with respect to the Selling Shareholders, and the number of Shares that may be sold from time to time by each pursuant to this Prospectus. There can be no assurance that the shares offered hereby will be sold.

                                          SHARES                           SHARES           PERCENTAGE OF
                                       BENEFICIALLY                     BENEFICIALLY      OUTSTANDING SHARES
                                           OWNED           SHARES        OWNED UPON       BENEFICIALLY OWNED
                                         PRIOR TO          OFFERED   COMPLETION OF THE    UPON COMPLETION OF
SELLING SHAREHOLDER                      OFFERING          HEREBY         OFFERING           THE OFFERING
------------------------------------   ------------      ----------- ------------------   ------------------
Christopher T. Dahl                       548,252           25,000          523,252              9.4

Richard W. Perkins, Trustee UA
Dated 6-14-78 FBO Richard W.
Perkins                                   471,459          266,146          205,313              3.6

Russell Cowles II, Marguerite
Cowles, and First Bank National
Association as Trustees of the John
Cowles Family Trust FBO Russell
Cowles                                    214,042          214,042                0               0

Hessian, McKasy & Soderberg, P.A.         200,000          200,000                0               0

John G. Kinnard and Company,
Incorporated                               98,300           86,250           12,050               *

Lloyd B. Roach, Inc.                       79,052           79,052                0               0

Nelson Broadcasting, Inc.                  75,000           75,000                0               0

Russell Cowles II                          69,098           69,098                0               0

Rodney P. Burwell                          68,750           25,000           43,750               *

Pyramid Partners, L.P.                     46,344           46,344                0               0

Mark A. Cohn                               27,500           20,000            7,500               *
Perkins Capital Management, Inc.

Profit Sharing Plan and Trust               7,759            7,759                0               0

Fernando Niebla and Olga Niebla,
Co-Trustees of the Niebla Family
Trust Dated 8-30-90                         7,255            7,255                0               0

Perkins Foundation                          4,634            4,634                0               0

-----------------
*Less than 1%.

     Christopher T. Dahl, Richard W. Perkins, Rodney P. Burwell, and Mark A. Cohn are all members of the Company's Board of Directors. Russell Cowles II is a member of the Board of Directors of the Company whose election remains contingent upon either obtaining a waiver from the FCC of the application of its cross-ownership rules or the amendment of such rules to remove existing restrictions. The Prospectus includes shares owned directly by Mr. Perkins, shares beneficially owned by Mr. Perkins through the Richard W. Perkins, Trustee UA Dated 6/14/78 FBO Richard W. Perkins, Pyramid Partners, L.P., Perkins Capital Management, Inc. Profit Sharing Plan and Trust and Perkins Foundation. This Prospectus also includes shares owned directly by Mr. Cowles and shares beneficially owned by Mr. Cowles through Russell Cowles II,

Marguerite Cowles, and First Bank National Association as Trustees of the John Cowles Family Trust FBO Russell Cowles.

     John G. Kinnard and Company, Incorporated, the underwriter of the Company's 1993 public offering, is the owner of shares included in this Prospectus.

     This Prospectus includes shares owned by Lloyd B. Roach, Inc. Such shares were issued to Lloyd B. Roach, Inc. in connection with its sale to the Company of radio station WPWA-AM, Chester, Pennsylvania, which closed on September 25, 1996. Lloyd B. Roach, Inc. has exercised its demand registration right with respect to such shares.

     This Prospectus also includes shares owned by Nelson Broadcasting, Inc. Such shares were issued to Nelson Broadcasting, Inc. on September 11, 1996 in connection with the escrow agreement associated with its pending sale to the Company of radio station WAUR-AM, Sandwich, Illinois.

     Up to 200,000 shares of common stock may be sold from time to time for the account of Hessian McKasy & Soderberg, P.A. ("HMSPA") pursuant to a retainer agreement with the Company. In September 1996, the Company paid 200,000 shares as a retainer to HMSPA for legal fees incurred and to be incurred in connection with the ABC/Disney Litigation. Under the retainer agreement, HMSPA will periodically invoice the Company for legal fees and costs incurred in connection with the litigation. The Company will determine at such time whether it desires to pay the billing in cash with the Company's funds or whether it will authorize HMSPA to sell shares in satisfaction of the invoice. The number of shares which may be sold will be equal to the amount of the particular billing divided by the bid price of the Company's stock on Nasdaq as of the date the Company notifies HMSPA of its authorization to pay a particular legal fee billing in shares. In the event of the sale of shares by HMSPA to satisfy billings, any shortfall in proceeds received from such sale shall be added to the Company's obligation to such firm and carried forward to a future billing. In the event the proceeds from the sale of shares by HMSPA exceed the amount of the billing for which such shares are to be sold, such excess shall be credited to future legal fees due such firm. In lieu of selling shares following the submission of a billing to the Company, HMSPA may elect to retain shares in satisfaction of a billing, in which case the market risk from the sale of such shares would be borne by the firm. Lance W. Riley, the Company's Secretary and General Counsel, has an of counsel relationship with HMSPA.

     The Company has agreed to bear all expenses (other than selling commissions and fees) in connection with the registration and sale of the Shares being offered by the Selling Shareholders in over-the-counter market transactions or in negotiated transactions. See "Plan of Distribution." The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the resale of the Shares from time to time in the over-the-counter market transactions or in negotiated transactions. This Prospectus forms a part of such Registration Statement.

                                   USE OF PROCEEDS

     The Shares offered hereby will be sold by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the Shares by the Selling Shareholders. See "Selling Shareholders."

                                 PLAN OF DISTRIBUTION

     The Shares offered hereby may be offered by the Selling Shareholders from time to time. The Company will receive no proceeds from the sale of the Shares. Sales may be effected by the Selling Shareholders in transactions on the Nasdaq Stock Market, in negotiated transactions, or in a combination of such methods of sale, at prices relating to prevailing market prices or at negotiated prices. The Selling Shareholders may effect such transactions by selling the Shares to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts or commissions from the Selling Shareholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions).

     The Selling Shareholders and any persons who participate in the sale of the Shares from time to time, may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any commissions paid or discounts or concessions allowed to any such persons and any profits received on resale of the Shares, may be deemed to be underwriting compensation under the Securities Act.

     In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available.

     In accordance with the terms of Warrants exercisable or exercised to purchase Common Stock by certain of the Selling Shareholders, the Company has agreed to indemnify such Selling Shareholders and their control persons with respect to certain liabilities in connection with the sale of the Shares pursuant to this Prospectus, including liabilities under the Securities Act of 1933, as amended (the "Securities Act") and the Exchange Act. In addition, certain Selling Shareholders have agreed to indemnify the Company, its directors, officers, agents and control persons against certain liabilities incurred as a result of information provided by the Selling Shareholders for use in this Prospectus. Insofar as indemnification for liabilities arising under the Securities Act may be permitted pursuant to the foregoing provisions, the Company has been informed that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

                                    LEGAL MATTERS

     The validity of the Shares offered hereby and certain legal matters pertaining to the Company, including matters incorporated herein by reference relating to the regulation of the Company by the FCC and related matters, were passed upon on behalf of the Company by Lance W. Riley, Esq., Secretary and General Counsel to the Company.

                                       EXPERTS

     The consolidated financial statements as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995 of Children's Broadcasting Corporation, incorporated by reference in this Prospectus have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon (which contain an explanatory paragraph with respect to substantial doubt about the Company's ability to continue as a going concern and management's plans described in Note 2 to the consolidated financial statements). Such consolidated financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Radio Elizabeth, Inc. as of April 30, 1994 and 1995 and for each of the three years in the period ended April 30, 1995, incorporated by reference in this Prospectus have been audited by Smolin, Lupin & Co., P.A., Certified Public Accountants, independent auditors, as set forth in their report thereon. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Wolpin Broadcasting Company as of December 31, 1994 and 1995 and for each of the three years in the period ended December 31, 1995, incorporated by reference in this Prospectus, have been audited by Kleiman, Carney & Greenbaum, P.C., Certified Public Accountants, independent auditors, as set forth in their report thereon. Such financial statements are incorporated by reference herein in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER DESCRIBED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SHAREHOLDERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE UNDER THIS PROSPECTUS SHALL UNDER ANY CIRCUMSTANCES CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR SINCE THE DATE OF ANY DOCUMENTS INCORPORATED HEREIN BY REFERENCE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, OR AN OFFER OR SOLICITATION IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                                ---------------------

                                  TABLE OF CONTENTS

                                ---------------------

                                                                            Page
                                                                            ----

Available Information. . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents
  by Reference . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Prospectus Summary . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Selling Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . .12
Use of Proceeds. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . .13
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .14

                                   1,125,580 SHARES

                               CHILDREN'S BROADCASTING
                                     CORPORATION

                                     COMMON STOCK

                                 --------------------

                                      PROSPECTUS

                                 --------------------


                                _______________, 1996

                  PART II -- INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the various expenses payable by the Company in connection with the sale and distribution of the Shares being registered. All amounts shown are estimates, except the registration fee.

    SEC registration fee. . . . . . . . . . . . . . . . . . . . .$ 2,000
    Legal fees and expenses . . . . . . . . . . . . . . . . . . . 10,000
    Accounting fees and expenses. . . . . . . . . . . . . . . . .  5,000
    Blue sky and related fees and expenses. . . . . . . . . . . .  2,000
    Miscellaneous (including listing fees, if applicable) . . . .  5,000
                                                                  -------

         Total. . . . . . . . . . . . . . . . . . . . . . . . . .$24,000
                                                                  -------
                                                                  -------

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Registrant is a Minnesota corporation. Reference is made to Minnesota Statutes Section 302A.521 which provides that a Minnesota business corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity (as defined) of the person, against judgments, penalties, fines, settlements and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. "Proceeding" means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or in the right of the corporation. Section 302A.521 contains detailed terms regarding such right of indemnification and reference is made thereto for a complete statement of such indemnification rights.

    Article 6.2 of the Company's Amended and Restated Bylaws, as amended, provides that directors, officers, employees and agents, past or present, of the Company, and persons serving as such of another corporation or entity at the request of the Company, shall be indemnified by the Company for such expenses and liabilities, in such manner, under such circumstances, and to such extent as permitted under Minnesota Statutes 302A.521.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

5.1         Opinion of Lance W. Riley, Esq.

10.1        Asset Purchase Agreement re WPWA-AM, Chester, Pennsylvania.

10.2        Asset Purchase Agreement re WAUR-AM, Sandwich, Illinois.

23.1        Consent of Lance W. Riley, Esq. (included in Exhibit 5.1).

23.2        Consent of Ernst & Young LLP.

23.3        Consent of Smolin, Lupin & Co., P.A.

23.4        Consent of Kleiman, Carney & Greenbaum, Certified Public
            Accountants.

24          Power of Attorney (included on signature page to the Registration
            Statement).

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

         (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions summarized in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance on Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                      SIGNATURES

    Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis and State of Minnesota, on October 18, 1996.

 CHILDREN'S BROADCASTING CORPORATION


By /s/ Christopher T. Dahl
  ---------------------------------
     Christopher T. Dahl, President
     and Chief Executive Officer

                                  POWER OF ATTORNEY

    KNOW ALL BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Lance W. Riley and James G. Gilbertson as his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

    Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons on the dates and in the capacities indicated.


        Signature                          Title                      Date
        ---------                          -----                      ----

/s/ Christopher T. Dahl     President, Chief Executive Officer October 18, 1996
--------------------------  and Director (Principal Executive
    Christopher T. Dahl     Officer)

/s/ James G. Gilbertson     Chief Operating Officer and        October 18, 1996
--------------------------  Treasurer (Principal Accounting
    James G. Gilbertson     Officer and Principal Financial
                            Officer)

/s/ Richard W. Perkins      Director                           October 18, 1996
--------------------------
    Richard W. Perkins

/s/ Rodney P. Burwell       Director                           October 18, 1996
--------------------------
    Rodney P. Burwell

/s/ Mark A. Cohn            Director                           October 18, 1996
--------------------------
    Mark A. Cohn

                                    EXHIBIT INDEX




Number                          Description
--------  ----------------------------------------------------------------------

5.1       Opinion of Lance W. Riley, Esq.

10.1      Asset Purchase Agreement re WPWA-AM, Chester, Pennsylvania.

10.2      Asset Purchase Agreement re WAUR-AM, Sandwich, Illinois.

23.1      Consent of Lance W. Riley, Esq. (included in Exhibit 5.1).

23.2      Consent of Ernst & Young LLP.

23.3      Consent of Smolin, Lupin & Co., P.A.

23.4      Consent of Kleiman, Carney & Greenbaum, Certified Public
          Accountants.

24        Power of Attorney (included on signature page to Registration
          Statement).